AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 2005
REGISTRATION STATEMENT NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTERN SILVER CORPORATION
(Exact name of Registrant as specified in its charter)
BRITISH COLUMBIA, CANADA	NOT APPLICABLE
(Province or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

SUITE 2050 - 1111 WEST GEORGIA STREET,
VANCOUVER, BRITISH COLUMBIA, CANADA V6E 4M3
(604) 684-9497
(Address and telephone number of Registrant's principal executive offices)

WESTERN SILVER CORPORATION 2005 STOCK OPTION PLAN
(Full title of the plan)

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
(302) 738-6680
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Corey M. Dean	Jonathan C. Guest
DuMoulin Black LLP	Greenberg Traurig, LLP
10th Floor - 595 Howe Street	One International Place
Vancouver, British Columbia	Boston, MA 02110
Canada V6C 2T5

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	2,961,000(2)	$5.08	$15,041,880	$1,770.43
Common Shares	1,306,408(2)	$8.205	$10,719,077	$1,261.64
TOTALS	4,267,408	n/a	$25,760,957	$3,032.07

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the plan described herein.

(2) 2,961,000 of the Registrant’s Common Shares issuable upon exercise of outstanding options granted as of August 24, 2005 under the plan described herein and 1,306,408 of the Registrant’s Common Shares issuable if the remaining options under such plan are granted and exercised.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon (i) the weighted-average exercise price of Cdn $6.07 for the 2,961,000 options outstanding under the plan described herein, and the August 24, 2005 Bank of Canada noon rate of exchange whereby Cdn $1.1958 = US $1.00, and (ii) the average of the high and low prices ($8.205) of the Registrant’s Common Shares as reported on the American Stock Exchange on August 24, 2005 with respect to the remaining 1,306,408 options that may be granted under such plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or furnished by Western Silver Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

        (a)         the Registrant’s Annual Report on Form 40-F (File No. 001-31597) for the fiscal year ended September 30, 2004 filed with the Commission on February 22, 2005;

        (b)         all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

        (c)         the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A12B (File No. 001-31597) filed with the Commission on February 7, 2003, including any amendment or report for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 159 to 165 of the Business Corporations Act (British Columbia) (the “BCBCA”) provide:

Definitions

§159

In this Division:

“associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party;”

“eligible party,” in relation to a company, means an individual who

(a) is or was a director or officer of the company,

(b) is or was a director or officer of another corporation

(i) at a time when the corporation is or was an affiliate of the company, o

(ii) at the request of the company, or

(c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and except in sections 163 (1) (c) and (d) and 165, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation

(a) is or may be joined as a party, or

(b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Indemnification and payment permitted

§160

Subject to section 163, a company may do one or both of the following:

(a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Mandatory payment of expenses

§161

Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a) has not been reimbursed for those expenses, and

(b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Authority to advance expenses

§162

(1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

Indemnification prohibited

§163

(1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a) indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Court ordered indemnification

§164

Despite any other provision of this Division and whether or not payment of expenses or indemnification has been sought, authorized or declined under this Division, on the application of a company or an eligible party, the court may do one or more of the following:

(a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e) make any other order the court considers appropriate.

Insurance

§165

A company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

Part 17 of the Registrant’s memorandum and articles (the “Articles”) provides that:

17.1 Subject to the Company Act, a director or other officer of the Company is not liable for:

(a) any act, receipt, neglect or default of any other director or officer;

(b) joining in any act for conformity;

(c) loss or damage arising from bankruptcy, insolvency or tortious acts of any person with whom any monies, securities or effects are deposited;

(d) loss or damage arising or happening to the Company through the insufficiency or deficiency of any security in or upon which assets of the Company may be invested;

(e) any loss occasioned by any error or oversight on his part; or

(f) any loss, damage or misfortune whatsoever happening in the execution of the duties of his office or in relation thereto,

unless it happens through his own dishonesty.

17.2 Subject to the Company Act, the Company will indemnify each and every director, secretary or assistant secretary and each and every former director, secretary or assistant secretary of the Company against all reasonable losses, costs, charges and expenses properly incurred, including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding by reason of his having been a director or secretary or assistant secretary of the Company, if:

(a) he acted honestly and in good faith, with a view to the best interests of the Company and

(b) he had reasonable grounds for believing his conduct was lawful.

The result of any action, suit or proceeding does not create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company, or that the person did not have reasonable grounds to believe that his conduct was lawful. The Company will apply to a Court of competent jurisdiction for all approvals of the Court which may be required to make this Article effective and enforceable. Each director, secretary and assistant secretary on being elected or appointed will be deemed to have contracted with the Company on the terms of the indemnity contained in this Article.

17.3 The Company may, if permitted by law, indemnify any person who serves or has served as a director, officer, employee, or agent of the Company or of any corporation of which the Company is a shareholder.

17.4 The Company may purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder against any liability which may be incurred by him in that capacity.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for certain losses as a result of certain claims against the directors and officers of the Registrant in their capacity as directors and officers.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1	Western Silver Corporation 2005 Stock Option Plan.
5.1	Opinion of DuMoulin Black LLP.
23.1	Consent of PricewaterhouseCoopers LLP, independent chartered accountants.
23.2	Consent of DuMoulin Black LLP (contained in its opinion filed as Exhibit 5.1).
23.3	Consent of M3 Engineering & Technology Corporation.
23.4	Consent of Marlow Mining Engineering Services.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

        (a)         The Registrant hereby undertakes:

              (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                        (ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

              (2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on August 26, 2005.

WESTERN SILVER CORPORATION

By:	/s/ R. Joseph Litnosky
Name: R. Joseph Litnosky Title: Vice President, Finance and Chief Financial Officer

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Western Silver Corporation in the United States, in the City of Newark, State of Delaware, on this 26th day of August, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Donald J. Puglisi Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints R. Joseph Litnosky, with full powers of substitution and resubstitution, our true and lawful attorney-in-fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits hereto and other documents in connection therewith, with the Commission, granting unto said attorney with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as to he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Dale Corman	Chairman of the Board, Chief Executive	August 26, 2005
F. Dale Corman	Officer and Director (principal executive
officer)

/s/ Thomas C. Patton	President, Chief Operating Officer and	August 26, 2005
Thomas C. Patton	Director

/s/ R. Joseph Litnosky	Vice President, Finance and Chief	August 26, 2005
R. Joseph Litnosky	Financial Officer (principal financial and
accounting officer)

/s/ Lawrence Page	Director	August 26, 2005
Lawrence Page

/s/ David Williams	Director	August 26, 2005
David Williams

/s/ Klaus Zeitler	Director	August 26, 2005
Klaus Zeitler

/s/ Robert J. Gayton	Director	August 26, 2005
Robert J. Gayton

/s/ Lee Bilheimer	Director	August 26, 2005
Lee Bilheimer

/s/ Brent Kinney	Director	August 26, 2005
Brent Kinney

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1	Western Silver Corporation 2005 Stock Option Plan.
5.1	Opinion of DuMoulin Black LLP.
23.1	Consent of PricewaterhouseCoopers LLP, independent chartered accountants.
23.2	Consent of DuMoulin Black LLP (contained in its opinion filed as Exhibit 5.1).
23.3	Consent of M3 Engineering & Technology Corporation.
23.4	Consent of Marlow Mining Engineering Services.
24.1	Power of Attorney (included on the signature page of this Registration Statement).